Hashdex Commodities Trust 10-K

Exhibit 19.1

Insider Trading

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any associated person. In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of Material Nonpublic Information;

●	Trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

●	Trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking; and

●	Communicating Material Nonpublic Information to others in breach of a fiduciary duty.

In the case of some Digital Assets (for example, ICOs), the architecture underlying the offering of such assets is centralized in such a manner that they may be classified by the SEC as Securities, and as a result the receipt, transmission and use of any information that could be considered Material Nonpublic Information with respect to the price of Digital Assets that are deemed to be Securities is governed by this policy. As of January 2022, SEC has not published definitive guidance on which Digital Assets may be classified as Securities. For the avoidance of doubt, except as otherwise provided herein, this Insider Trading policy only applies to those Digital Assets that are deemed Securities.

What Information is Material?

Many types of information may be considered material, including, without limitation, advance knowledge of:

●	Dividend or earnings announcements;

●	Asset write-downs or write-offs;

●	Additions to reserves for bad debts or contingent liabilities;

●	Expansion or curtailment of company or major division operations;

●	Merger, joint venture announcements;

●	New product/service announcements;

●	Discovery or research developments;

●	Criminal, civil and government investigations and indictments;

●	Pending labor disputes;

●	Debt service or liquidity problems;

●	Bankruptcy or insolvency;

●	Tender offers and stock repurchase plans;

●	Recapitalization plans; and

●	Major developments in litigation or events that could lead to litigation (e.g., a cyber breach or a data leak).

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Nonpublic Information applies to a wide range of financial instruments including, but not limited to, equities, bonds, warrants, options, futures, forwards, swaps, commercial paper, government-issued securities, and Digital Securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Employees should consult with the Head of Risk & Compliance if there is any question as to whether nonpublic information is material.

What Information is Nonpublic?

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be nonpublic information. Examples of the ways in which nonpublic information might be transmitted include, but are not limited to:

●	In person;

●	In writing;

●	By telephone;

●	During a presentation;

●	By email, instant messaging, Slack messaging or Telegram;

●	By text message or through Twitter; or

●	On a social networking site such as Facebook or LinkedIn.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information. Employees should consult with the Head of Risk & Compliance if there is any question as to whether material information is nonpublic.

Penalties for Trading on Material Nonpublic Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies). Hashdex is not obligated to pay legal fees, penalties, or other costs incurred by Employees found guilty of insider trading.

Policies and Procedures

Employees are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Hashdex’s Clients. Hashdex’s Insider Trading policies and procedures apply to all Employees, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Employee is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

Procedures for Recipients of Material Nonpublic Information

If an Employee has questions as to whether they are in possession of Material Nonpublic Information, they should inform the Head of Risk & Compliance as soon as possible. The Head of Risk & Compliance will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, an Employee:

●	Must immediately report the potential receipt of Material Nonpublic Information to the Head of Risk & Compliance;

●	Must not trade the securities of any company (including Digital Assets deemed to be Securities) about which they may possess Material Nonpublic Information, or derivatives related to the issuer in question;

●	Must not discuss any potentially Material Nonpublic Information with colleagues, except as specifically required by their position; and

●	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Nonpublic Information until the Head of Risk & Compliance dictates an appropriate course of action.

The Head of Risk & Compliance may maintain a list of these restricted securities (the “Restricted List”). Hashdex and its Employees will not place any trades in securities for which it has Material Nonpublic Information. Depending on the relevant facts and circumstances, the Head of Risk & Compliance may also take some or all of the following steps:

●	Review Hashdex’s Insider Trading policies and procedures with the affected Employee (s);

●	Initially ask the affected Employee (s) to execute written agreements that they will not disclose the potentially Material Nonpublic Information to others, including colleagues;

●	Review Hashdex’s Insider Trading policies and procedures with all Employees;

●	Inform Hashdex’s other Employees that the affected Employee (s) may be in possession of Material Nonpublic Information;

●	Remind the other Employees that they should take reasonable steps to avoid inadvertent receipt of the information; and

●	Conduct key word searches of all Employees’ emails for the information in question.

Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the Head of Risk & Compliance determines that the information has become public and/or immaterial. At such time, the Head of Risk & Compliance will amend the Restricted List, as applicable, to indicate the date that trading was allowed to resume and the reason for the resumption.

The Company will maintain a “Restricted List” of issuers, companies or instruments (including Digital Assets) about which a determination has been made that it is prudent to restrict trading activity, including, among other things, as a result of Material Nonpublic Information about a company received as a result of a contractual arrangement, through an expert or expert network, or by virtue of an Hashdex representative or observer on a company's board of directors or creditor's committee. The Head of Risk & Compliance will disseminate the Restricted List to Employees promptly to reflect changes including additions or deletions from the list. The Restricted List might include, for example, a company to which Hashdex owes a duty about which investment personnel may have acquired Material Nonpublic Information or an instrument about which a determination is being made regarding its treatment under the Federal Securities Laws.

As provided in the Company’s Code of Ethics, trades will not be allowed for Clients, or for the personal accounts of Employees, in the Securities or other relevant instruments of a company appearing on the Restricted List, except with pre-approval of the Head of Risk & Compliance. Similarly, any determination to remove a company from the Restricted List must be approved by the Head of Risk & Compliance. Restrictions with regard to Securities and other relevant instruments on the Restricted List are also considered to extend to options, rights or warrants relating to those issuers, companies or instruments and any instruments convertible into those instruments.

Trading in affected instruments may resume, and other responses may be adjusted or eliminated, when the Head of Risk & Compliance determines that the information has become public and/or is no longer material. Issuers are removed from the Restricted List by the Head of Risk & Compliance in his or her discretion, but in any event after receipt of written confirmation from the responsible Employee that such persons are no longer in possession of nonpublic information pertaining to such issuer. In addition, the Head of Risk & Compliance may, in his or her discretion, impose "cooling off" periods following such confirmation prior to removing an issuer from the Restricted List. At such time, the Head of Risk & Compliance will provide an updated Restricted List, as applicable.

Selective Disclosure

Non-public information about Hashdex’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without ensuring that the third party has signed a non-disclosure agreement. Federal Securities Laws may prohibit the dissemination of such information and doing so may be considered a violation of the fiduciary duty that Hashdex owes to its Clients. For the avoidance of doubt, this policy does not prohibit Employees from communicating with other investment advisers, buy side investors and/or employees thereof, either because they have knowledge of a specific investment, theme, or thesis, or because it is condition of participating in an idea dinner or idea sharing website.

Relationships with Potential Insiders

Various affiliated or unaffiliated parties for which Hashdex maintains a relationship with may possess Material Nonpublic Information. Access to such information could come as a result of, among other things:

●	Being employed by an issuer (or sitting on the issuer’s board of directors);

●	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

●	Serving as an elected official, or otherwise being involved in nonpublic political processes;

●	Meetings or idea dinners with investment bankers or other connected individuals;

●	Personal relationships with connected individuals; and

●	A spouse’s involvement in any of the preceding activities.

Individuals with access to Material Nonpublic Information may have an incentive to disclose the information to Hashdex due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers, that it receives from Investors, third-party research providers, and advisory board members. Employees should inquire about the basis for any such recommendations or information, and should consult with the Head of Risk & Compliance if there is any appearance that the recommendations or information are based on Material Nonpublic Information.

Conducting Research

Hashdex’s portfolio management process is partially informed by external research obtained from third parties. In carrying out its research, Hashdex does not seek to obtain Material Nonpublic Information and has adopted specific policies to ensure compliance with this objective and to mitigate and avoid the inadvertent receipt of Material Nonpublic Information.

The following is a non-exhaustive list of potential sources of information and methods by which investment personnel conduct research:

●	Customized or narrowly disseminated research that is typically made available by other third-party research providers in exchange for direct payment – this could include reports provided by boutique research firms or web-crawlers.

●	Communications with political participants.

●	Communications with industry experts.

Discussions with Other Buy Side Investors

Employees may consider it beneficial to communicate with other investment advisers, buy side investors, and/or employees thereof (“Buy Side Investors”), either because they have knowledge of a specific investment, theme, or thesis, or because it is condition of participating in an idea dinner or idea sharing website. In connection with these interactions, an Employee may subsequently determine that it is in Hashdex’s (and our Clients’) interests to disclose certain information on Hashdex’s investments and research to the other Buy Side Investor.

While these interactions and disclosures are permissible, Employees should not disclose:

●	Information that could be considered MNPI or that Hashdex has otherwise agreed with a third party to keep confidential;

●	Specific information relating to Hashdex’s trading of Digital Assets or Securities, including the timing and/or sizing of trades; or

●	Information that could be detrimental to Hashdex’s (or the Clients’) business interests.

Channel Checking and Industry Surveys

Hashdex may conduct research through channel checks. The following policies and procedures govern Hashdex’s channel checking practices:

●	Employees must be careful to avoid asking questions that may solicit the disclosure of Material Nonpublic Information;

●	Employees must be mindful of target participants (i.e., company insiders);

●	Employees must be mindful of sample size (i.e., the smaller the sample size, the greater the likelihood that a participant may disclose Material Nonpublic Information); and

●	Employees must be mindful of the participants’ levels of sophistication.

Utilizing Industry Experts for Research

Hashdex’s Employees may consult with paid (or unpaid) industry experts as part of the Company’s research process, including consultations with political participants (discussed above).

Employees who wish to speak with an industry expert must:

●	Notify the Head of Risk & Compliance of the engagement of any expert network firm;

●	Tell the expert at the beginning of the meeting about the topics that are likely to be discussed and confirm that the expert is allowed to discuss such topics;

●	Tell the expert at the beginning of the meeting that Hashdex does not want to receive any information:

o	that the expert is prohibited from disclosing; or

o	that may be Material Nonpublic Information.

●	Immediately report the receipt of any potentially Material Nonpublic Information to the Head of Risk & Compliance.

Trading Securities of a Public Company for which an Employee is an Insider

From time to time, an Employee may be a public company insider (e.g., serving on the board of directors of such public company pursuant to Hashdex’s investment strategy). When this is the case, Hashdex will place the applicable Digital Assets or Securities on its Restricted List, but the Head of Risk & Compliance may nevertheless permit Employees to trade such securities either personally or on behalf of Hashdex’s Clients if:

●	The issuer of the securities has opened a “trading window” in which its insiders may be permitted to trade the issuer’s securities;

●	Such trading is not in violation of any agreement that the Employee and/or Hashdex has entered into with the issue; and

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to Hashdex’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more Digital Assets, securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees of Hashdex and other market participants and trading counterparties. Employees should consult with the Head of Risk & Compliance regarding questions about the appropriateness of any communications.

Value Added Investors

The Private Funds may accept investments from so-called “value-added” investors. Although the term value-added investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their investment. Examples of such investors could include, without limitation, executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds.

Due to the nature of their position, such investors may possess Material Nonpublic Information. Therefore, Employees should always remain alert to the possibility that they could inadvertently come into possession of Material Nonpublic Information when communicating with such Investors. Employees should refrain from discussing potentially sensitive topics (e.g., specific information about the investor’s employer) with a known value-added investor.

If there is any question as to whether information received from an Investor could be Material Nonpublic Information, Employees are expected to notify the Head of Risk & Compliance immediately, and otherwise to act in accordance with the procedures described above.